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                                                                      EXHIBIT 99

United States Securities and Exchange Commission
Washington, D.C. 20549


Re:      Arthur Andersen LLP

The financial statements of Syntroleum Corporation included in this Annual Report on Form 10-K have been audited by Arthur Andersen LLP ("Andersen"). Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation and that availability of personnel at foreign affiliates of Andersen is not relevant to the audit.

SYNTROLEUM CORPORATION



  /s/ Randall M. Thompson
-----------------------------------------------------
By:      Randall M. Thompson
         Vice President and Chief Financial Officer
         (Principal Financial Officer)